Exhibit 3.1

RESTATED CERTIFICATE OF INCORPORATION
OF
NEOPROBE CORPORATION

(as corrected February 18, 1994 and as amended June 27, 1994,
July 25, 1995, June 3, 1996, March 17, 1999, May 9, 2000, June 13, 2003, July 29, 2004, June 22, 2005 and November 20, 2006)

ARTICLE ONE

The name of the corporation is Neoprobe Corporation.

ARTICLE TWO

The address of the corporation's registered office in the State of Delaware is the Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is the Corporation Trust Company.

ARTICLE THREE

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

(Article Four was amended to increase the total number of authorized shares from 22,000,000 to 55,000,000, the total number of shares of Common Stock from 20,000,000 to 50,000,000 and the total number of shares of Preferred Stock from 2,000,000 to 5,000,000 by a resolution duly adopted by the Board of Directors on March 3, 1994 and duly adopted by the stockholders on May 26, 1994. It was again amended to increase the number of authorized shares to 80,000,000, consisting of 75,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock, by resolution duly adopted by the Board of Directors on April 15, 2003, and duly adopted by the stockholders on June 12, 2003. It was further amended to increase the number of authorized shares to 105,000,000, consisting of 100,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock, by resolution duly adopted by the Board of Directors on April 16, 2004, and duly adopted by the stockholders on July 27, 2004. Article Four was again amended to increase the number of authorized shares to 155,000,000, consisting of 150,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock, by resolution duly adopted by the Board of Directors on March 15, 2005, and duly adopted by the Stockholders on June 13, 2005).

ARTICLE FOUR

4.1  Authorized Shares.  The total number of shares of capital stock which the Corporation has authority to issue is 155,000,000 shares, consisting of:

(a)  150,000,000 shares of Common Stock, par value $.001 per share (the "Common Stock");

(b)  5,000,000 shares of Preferred Stock, par value $.001 per share (the "Preferred Stock").

4.2  Common Stock.

(a)  Subject to such voting rights of any other class or series of securities as may be granted from time to time pursuant to this certificate of incorporation, any amendment thereto, or the provisions of the laws of the State of Delaware governing corporations, voting rights shall be vested exclusively in the holders of Common Stock. Each holder of Common Stock shall have one vote in respect of each share of such stock held.

(b)  Subject to the rights of any other class or series of stock, the holders of shares of Common Stock shall be entitled to receive, when and as declared by the board of directors, out of the assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the board of directors.

(c)  Subject to such rights of any other class or series of securities as may be granted from time to time, the holders of shares of Common Stock shall be entitled to receive all the assets of the Corporation available for distribution to shareholders in the event of the voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, ratably, in proportion to the number of shares of Common Stock held by them. Neither the merger or consolidation of the Corporation into or with any other corporation, nor the merger or consolidation of any other corporation into or with the Corporation, nor the sale, lease, exchange or other disposition (for cash, shares of stock, securities, or other consideration) of all or substantially all the assets of the Corporation, shall be deemed to be a dissolution, liquidation, or winding up, voluntary or involuntary, of the Corporation.

4.3  Preferred Stock.  Shares of Preferred Stock may be issued from time to time in one or more series. The board of directors of the Corporation is hereby authorized to determine and alter all rights, preferences, and privileges and qualifications, limitations, and restrictions thereof (including, without limitation, voting rights and the limitation and exclusion thereof) granted to or imposed upon any wholly unissued series of Preferred Stock and the number of shares constituting any such series and the designation thereof, and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series then outstanding. In case the number of shares of any series is so decreased, the shares constituting such reduction shall resume the status which such shares had prior to the adoption of the resolution originally fixing the number of shares of such series.

ARTICLE FIVE

The business and affairs of the Corporation shall be managed by or under the direction of the board of directors, and the directors need not be elected by ballot unless required by the by-laws of the Corporation. In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation is expressly authorized to adopt, amend, or repeal the by-laws of the Corporation.

ARTICLE SIX

Action shall be taken by the stockholders of the Corporation only at annual or special meetings of stockholders, and stockholders may not act by written consent. Special meetings of the Corporation may be called only as provided in the by-laws.

ARTICLE SEVEN

Meetings of the stockholders may be held within or without the State of Delaware, as the by-laws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the Corporation. The board of directors shall from time to time decide whether and to what extent and at what times and under what conditions and requirements the accounts and books of the Corporation, or any of them, except the stock book, shall be open to the inspection of the stockholders, and no stockholder shall have any right to inspect any books or documents of the Corporation except as conferred by the laws of the State of Delaware or as authorized by the board of directors.

(Article Eight was amended in its entirety by a resolution duly adopted by the Board of Directors on January 18, 1996 and duly adopted by the stockholders at the Annual Meeting of Stockholders held on May 30, 1996).

ARTICLE EIGHT

Notwithstanding any other provision set forth in the Certificate of Incorporation of the Corporation or its By-laws, the board of directors shall be divided into three classes; the term of office of those of the first class to expire at the annual meeting next ensuing; of the second class one year thereafter; of the third class two years thereafter; and at each annual election held after the initial classification of the board of directors and election of directors to such classes, directors shall be chosen for a full term of three years, as the case may be, to succeed those whose terms expire. The total number of directors constituting the full board of directors and the number of directors in each class shall be fixed by, or in the manner provided in the by-laws, but the total number of directors shall not exceed seventeen (17) nor shall the number of directors in any class exceed six (6). Subject to the foregoing, the classes of directors need not have the same number of members. No reduction in the total number of directors or in the number of directors in any class shall be effective to remove any director or to reduce the term of any director. If the board of directors increases the number of directors in a class, it may fill the vacancy created thereby for the full remaining term of a director in that class even though such term may extend beyond the next annual election. The board of directors may fill any vacancy occurring for any other reason for the full remaining term of the director whose death, resignation or removal caused the vacancy, even though such term may extend beyond the next annual election.

ARTICLE NINE

(a)  The Corporation shall, to the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, indemnify all persons whom it may indemnify pursuant hereto.

(b)  To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, a director of this Corporation shall not be personally liable for the Corporation or its Stockholders for monetary damages for breach of fiduciary duty as a director. The modification or repeal of this Article Nine shall not affect the restriction hereunder of a director's personal liability for any breach, act, or omission occurring prior to such modification or repeal.

ARTICLE TEN

The Corporation is to have perpetual existence.

* * *

(A Certificate of Correction was filed to correct a failure to set forth in the Restated Certificate of Incorporation filed with the Secretary of State of Delaware on November 9, 1992, the following resolutions duly adopted by the Board and duly approved by the stockholders):

WHEREAS, the Board of Directors of the Corporation deems it to be advisable and in the best interests of the Corporation that the Corporation effectuates a reverse split of its common stock, par value $0.001 per share (the "Common Stock"), to cause the total number of issued and outstanding shares of Common Stock to be 5,162,762 prior to a contemplated public offering of the securities of the Corporation; it is therefore:

RESOLVED, that, subject to approval by the Corporation's stockholders, there is hereby declared a one-for-two reverse split of the issued and outstanding shares of Common Stock, effective immediately prior to the effective time of the contemplated public offering (the "Conversion Time"), pursuant to which each issued and outstanding share of Common Stock shall automatically be converted into one-half of the one share of Common Stock, and each stockholder of record at the Conversion Time shall receive one or more certificates representing the number of fully-paid and nonassessable shares of Common Stock equal to the number of shares held after the Conversion Time as a result of the foregoing reverse split;

RESOLVED, FURTHER, that the shares of Common Stock that cease to be outstanding as a result of the reverse stock split shall be authorized but unissued shares;

RESOLVED, FURTHER, that fractions of a share existing after the reverse stock split shall not be issued to the stockholders, and that such fractions shall be paid in cash at their pro rata fair value, which the Board of Directors hereby determines, after due consideration, to be $6.00 per share as of the Conversion Time;

RESOLVED, FURTHER, that appropriate adjustment shall be made to the applicable conversion or other ratios of the Corporation's outstanding warrants, options or other convertible securities to take account of the change in the outstanding Common Stock resulting from the reverse stock split; and

RESOLVED, FURTHER, that the Conversion Time for the one-for-two reverse split of the issued and outstanding shares of Common Stock as authorized on July 22, 1992, and approved by the Corporation's stockholders, shall be at the close of business on Monday, November 9, 1992.

* * *

(The Board of Directors provided for a series of Preferred Stock on July 18, 1995 by the addition to the Certificate of Incorporation of  paragraphs which were incorporated in a Certificate of Designations, Preferences and Rights of Series A Junior Participating Preferred Stock filed on July 25, 1995 on November 20, 2006, the Corporation filed a Certificate of  Elimination to eliminate from the Corporation's Restated Certificate of Incorporation all reference to the Series A  Junior Participating Preferred Stock.)